UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT: May 19, 2006
(Date of earliest event reported)
Touchstone Resources USA, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-50228	33-0967974
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1600 Smith Street, Suite 5100
Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)
(713) 784-1113
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On May 19, 2006, Touchstone Resources USA, Inc. (the “Company”), entered into a lease agreement (the “Agreement”) with Trizec Texas CS Limited Partnership, (“Trizec”), for approximately 15,000 rentable square feet of office space located at Three Allen Center, 333 Clay Street, Suite 3900, Houston, Texas. The Agreement term is ten years and six months commencing on August 1, 2006. The Company will pay approximately $15,000 per month in base rent for the first 63 months and approximately $18,500 per month in base rent for the remaining lease term, subject to adjustment under certain conditions. In addition to the base rent, the Company is responsible under the Agreement for certain operating expenses and taxes with respect to the leased premises for the duration of the lease term. The Company has one option to renew the lease for an additional five years at the then-prevailing market rate. The Agreement also provides that the Company will indemnify and hold Trizec harmless from and against certain liabilities, damages, claims, costs, penalties and expenses arising from the Company’s conduct related to the property.
     A copy of the Agreement is attached hereto as Exhibit 10.1.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits

Exhibit No.	Description

10.1	Lease dated May 19, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Touchstone Resources USA, Inc.
Date: May 25, 2006	By:	/s/ Stephen C. Haynes
Stephen C. Haynes
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Lease dated May 19, 2006.